Exhibit 3.18

STATE OF DELAWARE

AMENDMENT TO THE CERTIFICATE OF

LIMITED PARTNERSHIP

The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Limited Partnership is Rosetta Resources Gathering LP.

SECOND: Article 3 of the Certificate of Limited Partnership shall be amended as follows:

Rosetta Resources Operating LP 717 Texas, Suite 2800 Houston, Texas 77002

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on the 19th day May, A.D. 2008, for accounting purposes only this Amendment shall be effective the 3rd day of March, A.D., 2008.

By: Rosetta Resources Operating LP, General Partner
By: Rosetta Resources Gathering GP, LLC, General Partner

By: Rosetta Resources Inc., Sole Member

By:	/s/ Randy L. Limbacher
General Partner(s)

Name:	Randy L. Limbacher, President
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